Exhibit 99.1

Date: October 31, 2017	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, October 31, 2017 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended September 30, 2017. Revenues for the quarter ended September 30, 2017 were $136 million, an increase of 6% from revenues of $128 million in the same quarter of the prior year. Earnings per share for the quarter ended September 30, 2017 were $0.44, an increase of 26% from earnings per share of $0.35 in the same quarter of the prior year.

Revenues for the six months ended September 30, 2017 were $274 million, up 7% from $257 million in the same period of the prior year.  Earnings per share for the six months ended September 30, 2017 were $0.90 and were $0.73 for the same period of the prior year.

Revenue growth for the quarter was driven by an increase in the Company’s claims management services.  The market continues to be receptive to CorVel’s immediate intervention model which includes 24/7 nurse triage and telehealth services offering injured workers immediate access to quality care.

The Company’s managed care solutions, which includes Network Solutions for the wholesale payor market, also had increased revenues driven by the Company’s value-added performance for clients, which includes a new interface, the CareMC EdgeSM.  Payors face increasing pressure to help contain inflating medical costs which has increased interest in the Company’s medical review and provider management services.

The Company is continuing its strategy of long term investments in systems infrastructure and information technology with the ongoing development of its claims management platform, caremc.com, which now includes enterprise wide features such as web services and single sign on authentication. CareMC represents the next generation of on-demand information processing solutions for risk management. The Company is committed to helping claims professionals work together more easily and productively with employers to help injured employees return to the workplace sooner.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, liability, auto, and health solutions for employers, insurance companies, third party administrators and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including product investment strategies, bill review and claims management services. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2017 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results – Income Statement
Quarters and Six Months Ended September 30, 2016 (unaudited) and September 30, 2017 (unaudited)

Quarter Ended	September 30, 2016	September 30, 2017
Revenues	128,219,000	136,431,000
Cost of revenues	102,307,000	110,679,000
Gross profit	25,912,000	25,752,000
General and administrative	14,644,000	13,670,000
Income from operations	11,268,000	12,082,000
Income tax provision	4,316,000	3,689,000
Net income	6,952,000	8,393,000
Earnings Per Share:
Basic	$0.36	$0.45
Diluted	$0.35	$0.44
Weighted Shares
Basic	19,581,000	18,759,000
Diluted	19,733,000	18,966,000

Six Months Ended	September 30, 2016	September 30, 2017
Revenues	256,678,000	274,043,000
Cost of revenues	205,184,000	219,508,000
Gross profit	51,494,000	54,535,000
General and administrative	28,105,000	28,299,000
Income from operations	23,389,000	26,236,000
Income tax provision	8,946,000	9,068,000
Net income	14,443,000	17,168,000
Earnings Per Share:
Basic	$0.74	$0.91
Diluted	$0.73	$0.90
Weighted Shares
Basic	19,577,000	18,785,000
Diluted	19,743,000	18,983,000

CorVel Corporation
Quarterly Results – Condensed Balance Sheet
March 31, 2017 (audited) and September 30, 2017 (unaudited)

	March 31, 2017	September 30, 2017
Cash	28,611,000	38,133,000
Customer deposits	32,471,000	39,038,000
Accounts receivable, net	62,841,000	65,996,000
Prepaid taxes and expenses	4,944,000	5,134,000
Property, net	63,042,000	64,149,000
Goodwill and other assets	43,474,000	43,079,000
Total	235,383,000	255,529,000
Accounts and taxes payable	16,583,000	15,443,000
Accrued liabilities	73,468,000	86,263,000
Deferred tax liability	6,686,000	6,127,000
Paid-in capital	135,686,000	138,755,000
Treasury stock	(419,802,000)	(430,989,000)
Retained earnings	422,762,000	439,930,000
Total	235,383,000	255,529,000